EXHIBIT 10.2

SUMMARY OF TRANSACTION BONUS AGREEMENTS

Following is a summary of the transaction bonuses which are payable to the five executives named in the Company’s most recent Proxy Statement (“Named Executives”) upon the completion of certain described transactions:

          Transaction bonuses will be paid to qualifying Named Executives if the Company completes the sale of any of its business units (DSS, Color Technologies or DS&IM) or if the entire Company is sold by means of a business combination or a sale of all or substantially all of the Company’s assets pursuant to a definitive agreement entered into prior to December 31, 2002.

          The transaction bonuses would qualify Named Executives to receive from 0% to 100% of their maximum transaction bonus amount, depending on the business unit or combination of business units sold in a given transaction or combination of transactions.

          The maximum transaction bonus amount for Mr. Monahan is 60% of his base salary as of January 1, 2001.  For each of the other Named Executives, the maximum transaction bonus amount is defined as 40% of their base salary as of January 1, 2001.  No Named Executive is eligible to receive, in the aggregate, more than 100% of the maximum transaction bonus amount for which they are eligible.